FIRST ALLONGE TO PROMISSORY NOTE

This FIRST ALLONGE dated as of October 2, 2012 between AccelPath, Inc., a Delaware corporation (the successor to Technest Holdings, Inc., a Nevada corporation) (the “Maker”), and Albert Friesen (the “Payee”), to the Promissory Note dated as of February 10, 2012 in the amount of Fifty Thousand Dollars ($50,000.00) (as the same may be further amended, modified or supplemented from time to time, the “Note”), payable to the order of the Payee and made by the Maker.

RECITALS

WHEREAS, the Maker has already paid $5,000 of the outstanding principal of the Note to the Payee;

WHEREAS, the Maker and the Payee have agreed to amend the Maturity Date of the Note from August 10, 2012 to November 10, 2012 for an additional payment by the Maker of $2,000 and the issuance of a warrant to purchase 250,000 shares of the Maker’s Common Stock;

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are acknowledged, the Maker and the Payee hereby agree, with effect from the date first set forth above, as follows:

1.    As of the date hereof, the Maker has paid the Payee a total of $5,000 of the principal amount of the Note, with the remaining outstanding principal amount of the Note being $45,000.

2.    As consideration for the extension of the Maturity Date, the Maker hereby agrees to pay the Payee $2,000.

3.    The Note is hereby amended as follows:

3.1  The first paragraph of the Note is hereby deleted and replaced with the following:

1.          For Value Received, the undersigned,  AccelPath, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Albert Friesen (the “Payee”), on November 10, 2012  (the “Maturity Date”) or as otherwise set forth in Section 1.4 of that certain Loan Agreement (as defined below), in lawful money of the United States of America, the principal amount of Forty-Five Thousand Dollars ($45,000.00), together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until maturity (howsoever such maturity shall occur), in like money, at said office, at a rate per annum equal to the Interest Rate and in accordance with that certain Loan Agreement (as defined below).

4.         The Maker and the Payee acknowledge that the Maker is not in breach or default in the performance of any of its obligations under the Note, and that there is no fact or circumstance which, with the giving of notice or the passage of time or both, would constitute such a breach or default.

5.         The Note is, and shall continue to be, in full force and effect as modified hereby, and is hereby in all respects ratified and confirmed. The Payee is hereby authorized to attach this Allonge to the Note.

IN WITNESS the execution hereof under seal as of the day and year first above written.

.

ACCELPATH, INC.

By:	/s/ Shekhar Wadekar
Name:	Shekhar Wadekar
Title:	Chief Executive Officer

PAYEE:

/s/Albert Friesen
Name: Albert Friesen

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